Media General Reports Third-Quarter 2011 Results

RICHMOND, Va., Oct. 19, 2011 /PRNewswire/ -- Media General, Inc. (NYSE: MEG), a multimedia provider of broadcast television, digital media and print products, today reported operating income for the third quarter of 2011 of $5.7 million, excluding non-cash goodwill impairment, compared with operating income of $11.5 million in the 2010 third quarter. A net loss in the current quarter, including non-cash impairment of $26.6 million, was $29.8 million, or $1.32 per share, compared with a net loss of $10.7 million, or 48 cents per share, last year.

Total operating costs decreased 8.4 percent from last year, excluding impairment, as discussed below. Total revenues were $144.7 million, compared with $163.2 million last year. The 2010 quarter included $9.7 million of Political advertising and $1.2 million of BP image advertising related to the Gulf of Mexico oil spill. The current quarter included $1.3 million of Political revenues.

“Media General’s third-quarter results reflected an expected but significant drop in Political revenues in this off-election year as well as general economic uncertainty. A lack of clarity in the global financial markets, significant uncertainty regarding the U.S. government’s plan of action domestically and a downward turn in the economy all contributed to a further softening of the advertising market,” said Marshall N. Morton, president and chief executive officer. “Excluding Political advertising, broadcast revenues for the quarter decreased 2.4 percent. Broadcast cash flow was $19 million. The overall decline in print revenue improved modestly from the second quarter. Print cash flow of $6 million also improved on a sequential-quarter basis, due to cost savings,” Mr. Morton said.

“We remain committed to strong expense management,” said Mr. Morton. For the full year 2011, Media General continues to expect that total operating expenses, excluding impairment, will decrease by approximately $20 million, or more than 3 percent, compared with total operating costs in 2010 of $605 million.

“Our local media websites generated more than $8 million in revenues, a 13 percent increase, and they delivered more than $1 million in cash flow. This performance was driven by a 32 percent increase in Local digital advertising,” Mr. Morton said. “Unique visitors to our websites increased 17 percent, reflecting continuing audience growth from new sources such as tablets and social media.

“Despite a challenging economic environment, Media General has several positive catalysts on the horizon. In the fourth quarter, we are seeing a welcome strengthening in automotive advertising. We may see Political revenues advance into the latter part of this year from early primaries in Florida and South Carolina. Fourth-quarter broadcast pacings are 9-11 percent ahead of last year, excluding Political advertising. Looking to 2012, we expect significant Political revenues as well as advertising from the Summer Olympics and the Super Bowl on our eight NBC stations. This positive outlook notwithstanding, as our properties develop budgets for 2012, core revenue assumptions will be appropriately conservative, and expenses will be scaled to the revenue opportunity a particular market is expected to generate. We continue to accelerate our digital strategy, including new ways to be paid for our content. We have differentiated local content that people need, top-rated local news and strong local advertiser relationships to support our plans to increase cash flow generation,” Mr. Morton said.

Market Segments

Virginia/Tennessee market profit in the third quarter was $6.1 million, compared with a profit of $7.4 million last year. Revenues declined from $46.1 million to $42.8 million, or 7.1 percent, even though digital media revenues increased nearly 14 percent. Broadcast revenues were essentially even with last year; the decline was driven by lower print revenues. Expenses decreased by 5.1 percent, including severance expense of $535,000 in 2011. Local revenues rose 1.4 percent, driven by increases at the market’s two television stations and a 43 percent jump in local digital advertising, partially offset by declines on the print side. National revenues decreased 8.3 percent, due mostly to declines in Richmond. Classified revenues decreased 26.4 percent, as a result of lower legal, real estate and help-wanted advertising. Printing and distribution revenues increased 26.4 percent, reflecting new outside printing and distribution business.

The Florida market reported a loss of $1.7 million, compared with a profit of $2.1 million in the third quarter a year ago. Last year, Florida’s total revenues of $39 million included $5 million of Political revenues and more than $1 million in revenues from BP image advertising, while this year’s revenues of $30.5 million included only $300,000 of Political revenues and no BP revenues. Florida operating expenses decreased 12.6 percent, including lower compensation and other departmental expense reductions. Local revenues decreased 9.1 percent, reflecting print and broadcast declines, partially offset by Local digital revenues, which increased 41.6 percent. National revenues decreased 31.4 percent, due primarily to the absence of BP revenues and weakness in automotive and telecommunications. Classified revenues decreased 14.5 percent as a result of continued weakness in automotive and employment classifieds, partially offset by moderately increased real estate revenues. Printing and distribution revenues were up 8.6 percent. Digital media revenues grew 8.1 percent.

Mid-South market profit was $6.6 million, compared with $7 million last year. Total revenues were essentially even with last year, which included $1.8 million in Political revenues compared with $600,000 this year. Expenses increased 1.2 percent. Local advertising revenues increased 2.1 percent, as a result of higher broadcast and digital media advertising, partially offset by print declines. National advertising rose 3.1 percent, with six of the 11 television stations generating increases. Classified revenues were down 9.7 percent. Printing and distribution revenues were up 62.5 percent, due to a significant growth in third-party customers at several newspapers. Digital media revenue growth of 29.7 percent was the best performance of the company’s geographic markets and resulted from focused sales pressure for new online advertising products.

The North Carolina market improved its profit to $993,000 compared with a loss of $51,000 last year. Revenues of $17.7 million decreased only 2.8 percent. Expenses declined 8.6 percent from last year, including severance costs. Local revenues decreased 3 percent, reflecting lower Local spending on the print side and at the Greenville television station, partially offset by increased Local advertising at the Raleigh television station and higher Local digital spending. National revenues decreased 10.1 percent, due to weakness in certain categories at both stations and the Winston-Salem Journal, partially offset by increased digital spending. Classified revenues decreased 11.1 percent, due to lower real estate and legal advertising. Printing and distribution revenues more than doubled, primarily reflecting printing of USA TODAY in Winston-Salem. Digital media revenues were flat.

Ohio/Rhode Island market profit was $3.5 million compared with $4.4 million last year. Total revenues this year of $12.8 million were down from $14.7 million, due almost entirely to the near absence of last year’s $2 million in Political revenues. Local advertising revenues increased 1.7 percent from last year, while National revenues declined 11.1 percent. Digital media revenues grew 19.8 percent. Expenses decreased 9 percent.

The Advertising Services and Other segment loss of $1.1 million compared with a profit of $483,000 last year. The decrease was primarily attributable to significantly lower revenues at DealTaker.com, due to issues related to Google search algorithms, which DealTaker is taking aggressive actions to counter.

Other Results

The effects of the weakening economic recovery on certain markets, combined with the market’s perception of the value of media company stocks, including Media General, led the company to perform a third-quarter goodwill impairment test. The test resulted in the non-cash goodwill impairment charge of $26.6 million related to certain print properties in the Virginia/Tennessee market.

Interest expense was approximately $16 million in the current quarter, down from $17 million in the prior-year quarter, due primarily to lower interest rates and the expiration of interest rate swaps in August of 2011.

Corporate expense decreased nearly 10 percent from last year, due to employee furloughs and reductions in discretionary spending.

Newsprint expense in the third quarter increased 19.5 percent from last year’s quarter. Consumption decreased modestly, while the average price per ton this year was $598, which compared with $494 per ton in 2010.

The company recorded an income tax benefit of $6.9 million in the third quarter, compared to a tax expense of $5.3 million in 2010, due primarily to the impairment charge, which more than offset the scheduled non-cash tax expense of $6.2 million related to the “naked” credit issue (as previously discussed in the company’s public filings). Media General continues to expect to pay no cash taxes for the next few years.

Debt at the end of the third quarter was $665 million. Total indebtedness to EBITDA was 6.62x versus a maximum of 8.00x.

EBITDA excluding impairment (loss/income before interest, taxes, depreciation and amortization, and impairment) was $18.9 million, compared with $24.9 million in the 2010 period. After-Tax Cash Flow was $2.8 million, excluding impairment, compared to $7.8 million in the prior-year. Capital expenditures were $5.1 million this year, compared with $6.8 million in the third quarter last year. Free Cash Flow (After-Tax Cash Flow excluding impairment minus capital expenditures) was a deficit of $2.3 million, compared with Free Cash Flow of $1 million in the prior-year.

Media General provides the non-GAAP financial metrics EBITDA excluding impairment, After-Tax Cash Flow, Free Cash Flow, Operating Income Adjusted for Impairment and Operating Costs Excluding Impairment. The company believes these metrics, along with the supplemental platform results, are common alternative measures used by investors, financial analysts and rating agencies to evaluate a company’s ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Conference Call, Webcast and Financial Statements

The company will hold a conference call with financial analysts today at 11 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous webcast. To dial in to the call, listeners may call 1-866-203-3436 about 10 minutes prior to the 11 a.m. start. The participant passcode is “Media General.” Listeners may also access the live webcast by logging on to www.mediageneral.com and clicking on the “Live Webcast” link on the homepage about 10 minutes in advance. A replay of the webcast will be available online at www.mediageneral.com beginning at 2 p.m. today. A telephone replay is also available, beginning at 2 p.m. today, and ending at 2 p.m. on October 26, 2011, by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 30816874.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. The company is transforming itself over time to a digital media model, while continuing to effectively manage its larger, cash producing broadcast television and print platforms. Media General’s operations are organized in five geographic market segments and a sixth segment that includes the company’s interactive advertising services and certain other operations. The company’s operations include 18 network-affiliated television stations and their associated websites and 23 newspapers and their associated websites. Media General operates three digital media advertising services companies: Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping website; and NetInformer, a leading provider of wireless media and mobile marketing services.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Thirty-Nine Weeks Ending
	September 25,	September 26,	September 25,	September 26,
(Unaudited, in thousands except per share amounts)	2011	2010	2011	2010

Revenues
Broadcast television	$ 65,126	$ 75,009	$ 200,811	$ 214,603
Digital media and other	9,013	10,517	28,877	31,746
Print	70,605	77,687	218,785	241,890
Total revenues	144,744	163,213	448,473	488,239

Operating costs:
Employee compensation	66,048	74,494	215,147	222,531
Production	34,544	37,765	106,710	110,129
Selling, general and administrative	25,515	26,288	79,389	78,521
Depreciation and amortization	12,935	13,204	38,995	40,602
Goodwill impairment	26,617	---	26,617	---
Total operating costs	165,659	151,751	466,858	451,783

Operating income (loss)	(20,915)	11,462	(18,385)	36,456

Other income (expense):
Interest expense	(16,035)	(17,015)	(49,791)	(53,927)
Other, net	245	184	762	725
Total other expense	(15,790)	(16,831)	(49,029)	(53,202)

Loss before income taxes	(36,705)	(5,369)	(67,414)	(16,746)

Income tax (benefit) expense	(6,873)	5,288	3,604	14,940
Net loss	$ (29,832)	$ (10,657)	$ (71,018)	$ (31,686)

Net loss per common share - basic and diluted	$ (1.32)	$ (0.48)	$ (3.16)	$ (1.42)

Weighted-average common shares outstanding:
Basic and diluted	22,517	22,366	22,469	22,333

Media General, Inc.
BUSINESS SEGMENTS
(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Three Months Ending September 25, 2011
Virginia/Tennessee	$ 42,812	$ (3,154)	$ 6,082
Florida	30,504	(1,593)	(1,720)
Mid-South	39,030	(3,001)	6,599
North Carolina	17,664	(1,382)	993
Ohio/Rhode Island	12,832	(717)	3,502
Advertising Services & Other	3,207	(207)	(1,110)
Eliminations	(1,305)	-	-
			14,346
Unallocated amounts:
Acquisition intangibles amortization		(1,488)	(1,488)
Corporate expense		(1,393)	(7,128)
	$ 144,744	$ (12,935)

Corporate interest expense			(16,022)
Goodwill impairment			(26,617)
Other			204

Loss before income taxes			$ (36,705)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Three Months Ending September 26, 2010
Virginia/Tennessee	$ 46,105	$ (3,285)	$ 7,399
Florida	38,958	(1,718)	2,052
Mid-South	39,065	(2,875)	7,030
North Carolina	18,174	(1,478)	(51)
Ohio/Rhode Island	14,688	(809)	4,426
Advertising Services & Other	6,757	(185)	483
Eliminations	(534)	-	(6)
			21,333
Unallocated amounts:
Acquisition intangibles amortization		(1,518)	(1,518)
Corporate expense		(1,336)	(7,888)
	$ 163,213	$ (13,204)

Corporate interest expense			(17,007)
Other			(289)

Loss before income taxes			$ (5,369)

Media General, Inc.
BUSINESS SEGMENTS
(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Nine months ended September 25, 2011
Virginia/Tennessee	$ 130,309	$ (9,485)	$ 16,058
Florida	97,693	(4,795)	(7,066)
Mid-South	118,334	(8,942)	19,208
North Carolina	54,267	(4,190)	1,817
Ohio/Rhode Island	39,260	(2,242)	9,385
Advertising Services & Other	12,384	(693)	(2,456)
Eliminations	(3,774)	-	-
			36,946
Unallocated amounts:
Acquisition intangibles amortization		(4,502)	(4,502)
Corporate expense		(4,146)	(23,366)
	$ 448,473	$ (38,995)

Corporate interest expense			(49,755)
Goodwill impairment			(26,617)
Other			(120)

Loss before income taxes			$ (67,414)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Nine months ended September 26, 2010
Virginia/Tennessee	$ 140,903	$ (9,862)	$ 25,491
Florida	114,424	(5,242)	4,823
Mid-South	117,127	(8,895)	21,269
North Carolina	56,195	(4,592)	2,597
Ohio/Rhode Island	42,129	(2,479)	11,388
Advertising Services & Other	19,035	(650)	2,808
Eliminations	(1,574)	-	(8)
			68,368
Unallocated amounts:
Acquisition intangibles amortization		(4,660)	(4,660)
Corporate expense		(4,222)	(23,600)
	$ 488,239	$ (40,602)

Corporate interest expense			(53,904)
Other			(2,950)

Loss before income taxes			$ (16,746)

Media General, Inc.
REVENUES DETAIL

	Thirteen Weeks Ending			Thirty-Nine Weeks Ending
	September 25,	September 26,		September 25,	September 26,
(Unaudited, in thousands)	2011	2010	% Change	2011	2010	% Change

Virginia/Tennessee
Broadcast television	$ 5,244	$ 5,260	(0.3)%	$ 15,528	$ 15,510	0.1%
Digital media (local websites and other)	2,903	2,550	13.8%	8,543	7,166	19.2%
Print	34,665	38,295	(9.5)%	106,238	118,227	(10.1)%
Total Virginia/Tennessee revenues	42,812	46,105	(7.1)%	130,309	140,903	(7.5)%

Florida
Broadcast television	11,601	17,469	(33.6)%	37,427	46,328	(19.2)%
Digital media (local websites and other)	1,857	1,718	8.1%	5,547	5,095	8.9%
Print	17,046	19,771	(13.8)%	54,719	63,001	(13.1)%
Total Florida revenues	30,504	38,958	(21.7)%	97,693	114,424	(14.6)%

Mid-South
Broadcast television	29,728	29,832	(0.3)%	90,433	89,421	1.1%
Digital media (local websites and other)	1,689	1,302	29.7%	4,613	3,500	31.8%
Print	7,613	7,931	(4.0)%	23,288	24,206	(3.8)%
Total Mid-South revenues	39,030	39,065	(0.1)%	118,334	117,127	1.0%

North Carolina
Broadcast television	5,153	5,239	(1.6)%	15,935	16,294	(2.2)%
Digital media (local websites and other)	1,197	1,198	(0.1)%	3,584	3,252	10.2%
Print	11,314	11,737	(3.6)%	34,748	36,649	(5.2)%
Total North Carolina revenues	17,664	18,174	(2.8)%	54,267	56,195	(3.4)%

Ohio/Rhode Island
Broadcast television	12,214	14,172	(13.8)%	37,492	40,606	(7.7)%
Digital media (local websites and other)	618	516	19.8%	1,768	1,523	16.1%
Total Ohio/Rhode Island revenues	12,832	14,688	(12.6)%	39,260	42,129	(6.8)%

Advertising Services & Other
Broadcast television (equipment/design company)	2,174	3,298	(34.1)%	6,730	7,171	(6.1)%
Digital media and other	1,033	3,459	(70.1)%	5,654	11,864	(52.3)%
Total Advertising Services & Other revenues	3,207	6,757	(52.5)%	12,384	19,035	(34.9)%

Eliminations	(1,305)	(534)	144.4%	(3,774)	(1,574)	139.8%

Total revenues	$ 144,744	$ 163,213	(11.3)%	$ 448,473	$ 488,239	(8.1)%

Selected revenue categories
(Unaudited, in thousands)

Broadcast television revenues (gross)
Local	$ 40,992	$ 41,230	(0.6)%	$ 128,540	$ 125,883	2.1%
National	20,858	22,265	(6.3)%	63,786	67,608	(5.7)%
Political	1,328	9,659	(86.3)%	2,107	17,700	(88.1)%
Cable/Satellite (retransmission) fees	5,268	4,820	9.3%	15,971	14,111	13.2%

Digital media and other revenues
Local website revenues
Local	$ 4,885	$ 3,696	32.2%	$ 13,640	$ 10,293	32.5%
National	794	920	(13.7)%	2,373	2,563	(7.4)%
Classified	2,353	2,425	(3.0)%	7,290	7,014	3.9%
Advertising Services	1,033	3,459	(70.1)%	5,654	11,864	(52.3)%

Print revenues
Local	$ 31,878	$ 33,900	(6.0)%	$ 97,917	$ 105,746	(7.4)%
National	3,448	5,550	(37.9)%	11,431	16,944	(32.5)%
Classified	14,098	18,118	(22.2)%	45,015	56,787	(20.7)%
Circulation	15,440	16,218	(4.8)%	47,450	50,340	(5.7)%
Printing/Distribution	4,374	3,293	32.8%	12,907	9,864	30.8%

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	September 25,	December 26,
(Unaudited, in thousands)	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$ 10,099	$ 31,860
Accounts receivable - net	83,321	102,314
Inventories	7,289	7,053
Other	25,983	29,745
Total current assets	126,692	170,972

Other assets	36,557	40,629

Property, plant and equipment - net	380,985	398,939

FCC licenses and other intangibles - net	538,314	569,433

Total assets	$ 1,082,548	$ 1,179,973

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 23,847	$ 30,030
Accrued expenses and other liabilities	68,178	89,784
Total current liabilities	92,025	119,814

Long-term debt	665,455	663,341

Deferred income taxes	40,518	34,729

Other liabilities and deferred credits	187,246	198,167

Stockholders' equity	97,304	163,922
Total liabilities and stockholders' equity	$ 1,082,548	$ 1,179,973

SUPPLEMENTAL INFORMATION

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow (excluding non-cash impairment charge)

	Thirteen Weeks Ending		Thirty-Nine Weeks Ending
	September 25,	September 26,	September 25,	September 26,
(Unaudited, in thousands)	2011	2010	2011	2010

Net loss	$ (29,832)	$ (10,657)	$ (71,018)	$ (31,686)
Interest	16,035	17,015	49,791	53,927
Taxes	(6,873)	5,288	3,604	14,940
Depreciation and amortization	12,935	13,204	38,995	40,602
Non-cash impairment charge	26,617	-	26,617	-

EBITDA, excluding non-cash impairment charge	$ 18,882	$ 24,850	$ 47,989	$ 77,783

Net loss	$ (29,832)	$ (10,657)	$ (71,018)	$ (31,686)
Taxes *	(6,873)	5,288	3,604	14,940
Depreciation and amortization	12,935	13,204	38,995	40,602
Non-cash impairment charge	26,617	-	26,617	-

After-tax cash flow, excluding non-cash impairment charge	$ 2,847	$ 7,835	$ (1,802)	$ 23,856

After-tax cash flow, excluding non-cash impairment charge	$ 2,847	$ 7,835	$ (1,802)	$ 23,856
Capital expenditures	5,102	6,808	15,681	15,604

Free cash flow, excluding non-cash impairment charge	$ (2,255)	$ 1,027	$ (17,483)	$ 8,252
* The Company's income taxes are non-cash in nature and have been added back accordingly.
See 2010 Form 10-K for further discussion.

Operating income adjusted for impairment

(Unaudited, in thousands)		Thirteen Weeks Ending September 25, 2011

Operating loss				$ (20,915)
Non-cash impairment charge				26,617

Operating income adjusted for impairment				$ 5,702

Operating costs adjusted for impairment

(Unaudited, in thousands except for percentage)			Thirteen Weeks Ending

			September 25, 2011	September 26, 2010
Operating costs			$ 165,659	$ 151,751
Non-cash impairment charge			(26,617)	-

Operating costs adjusted for impairment			$ 139,042	$ 151,751

Percentage change from prior-year quarter			(8.4)%

SUPPLEMENTAL INFORMATION

Media General, Inc.
RESULTS BY PLATFORM

    The Company manages its operations and financial performance in five geographic market segments and a sixth segment that includes the Company’s interactive advertising services and certain other operations. Although the Company is principally managed geographically, its operations generally fall into the following three platforms:  Broadcast Television, Digital Media and Print. The Broadcast Television platform consists of 18 network–affiliated television stations. The Print platform includes 23 daily newspapers and more than 200 specialty publications including weekly newspapers and niche publications. The Digital Media platform consists of all of the websites associated with the Broadcast Television and Print properties along with three advertising services companies:  Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping website; and NetInformer, a provider of wireless media and mobile marketing services.

    Platform revenue, depreciation and amortization, operating profit (loss) and cash flow are presented for informational purposes only and are provided for the benefit of investors, lenders, financial analysts and rating agencies. These groups may use this information, along with other measures, to evaluate the Company’s performance in comparison to peers. Consistent with the Company’s segment presentation, amortization of acquired intangibles is not allocated to individual platforms. In the presentation by platform, depreciation and amortization of certain corporate assets that relate solely to a particular platform are allocated to the related platform. Additionally, intercompany costs associated with content that was originally developed for Print or Broadcast and also used on the websites, along with certain sales commissions, are not allocated to the Digital Media results. The results by platform exclude intercompany sales.

(Unaudited, In thousands)	Revenues	Depreciation and Amortization	Operating Profit (Loss)	Platform Cash Flow
Three Months Ended September 25, 2011
Broadcast Television	$ 65,126	$ (5,045)	$ 13,836	$ 18,881
Digital media and other	9,013	(188)	(131)	57
Print	70,605	(5,503)	641	6,144
			14,346	25,082
Unallocated amounts:
Acquisitions intangibles amortization	-	(1,488)	(1,488)
Corporate expense	-	(711)	(7,128)
	$ 144,744	$ (12,935)
Corporate interest expense			(16,022)
Goodwill impairment			(26,617)
Other			204
Loss before income taxes			$ (36,705)

(Unaudited, In thousands)	Revenues	Depreciation and Amortization	Operating Profit (Loss)	Platform Cash Flow
Three Months Ended September 26, 2010
Broadcast Television	$ 75,009	$ (5,171)	$ 18,161	$ 23,332
Digital media and other	10,517	(240)	270	510
Print	77,687	(5,752)	2,902	8,654
			21,333	32,496
Unallocated amounts:
Acquisitions intangibles amortization	-	(1,518)	(1,518)
Corporate expense	-	(523)	(7,888)
	$ 163,213	$ (13,204)
Corporate interest expense			(17,007)
Other			(289)
Loss before income taxes			$ (5,369)

SUPPLEMENTAL INFORMATION

Media General, Inc.
RESULTS BY PLATFORM
(Unaudited, In thousands)	Revenues	Depreciation and Amortization	Operating Profit (Loss)	Platform Cash Flow
Nine Months Ended September 25, 2011
Broadcast Television	$ 200,811	$ (15,229)	$ 40,208	$ 55,437
Digital media and other	28,877	(681)	(1,627)	(946)
Print	218,785	(16,593)	(1,635)	14,958
			36,946	$ 69,449
Unallocated amounts:
Acquisitions intangibles amortization	-	(4,502)	(4,502)
Corporate expense	-	(1,990)	(23,366)
	$ 448,473	$ (38,995)
Corporate interest expense			(49,755)
Goodwill impairment			(26,617)
Other			(120)
Loss before income taxes			$ (67,414)

(Unaudited, In thousands)	Revenues	Depreciation and Amortization	Operating Profit (Loss)	Platform Cash Flow
Nine Months Ended September 26, 2010
Broadcast Television	$ 214,603	$ (15,834)	$ 48,774	$ 64,608
Digital media and other	31,746	(968)	2,158	3,126
Print	241,890	(17,397)	17,436	34,833
			68,368	$ 102,567
Unallocated amounts:
Acquisitions intangibles amortization	-	(4,660)	(4,660)
Corporate expense	-	(1,743)	(23,600)
	$ 488,239	$ (40,602)
Corporate interest expense			(53,904)
Other			(2,950)
Loss before income taxes			$ (16,746)

CONTACT: Investor Contact: Lou Anne Nabhan, +1-804-649-6103, or Media Contact: Ray Kozakewicz, +1-804-649-6748